Exhibit 99(k)(6)

Execution Version

SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement (“Agreement”) dated and effective as of November 14, 2022, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), OHA Private Credit Advisors, L.P., a Delaware limited partnership (the “Administrator”).

WHEREAS, the Administrator provides administrative services to each business development company listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”), each being a closed-end management investment fund registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), that intends to or has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund(s) have retained the Administrator to furnish certain administrative services to the Fund(s); and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Fund(s), and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment of Sub-Administrator

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator with respect to the Fund(s) for purposes of providing certain sub-administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

In the event that the Administrator desires to have the Sub-Administrator render services as sub-administrator to any business development companies in addition to those listed on Schedule A hereto under the terms hereof, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such business development company shall become a Fund hereunder (and Schedule A hereto shall be amended accordingly) and shall become subject to the provisions of this Agreement to the same extent as the existing Fund(s), except to the extent that such provisions (including those relating to compensation and expenses payable by the Administrator) may be modified with respect to such Fund in writing by the Administrator and the Sub-Administrator at the time of the addition of such Fund. Each such writing shall be considered an amendment to, and become part of, this Agreement.

2.	Delivery of Documents

The Administrator has furnished or will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to the Fund(s) and/or the Administrator and all future amendments and supplements, if any:

a.	The Fund’s Declaration of Trust, Bylaws and Certificate of Trust (“Governing Documents”);

b.	The Fund’s currently effective Registration Statement, when available, and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the General Partner of the Administrator (the “General Partner”) authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Administration Agreement between the Fund and the Administrator; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of the Sub-Administrator

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.	Representations and Warranties of the Administrator

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a limited partnership, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.	Where information provided by the Administrator, the Fund or the Fund’s investors includes information about an identifiable individual (“Personal Information”), the Administrator represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Sub-Administrator, and as required for the Sub-Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Administrator acknowledges that the Sub-Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Administrator or the Fund, including the United States and that information relating to the Fund, including Personal Information, may be accessed by national security authorities, law enforcement and courts.

g.	With respect to the Fund:

(1)	The Fund is duly organized, existing and in good standing under the laws of the state of its formation;

(2)	The Fund has elected, or intends to elect, to be regulated as a business development company under the 1940 Act and it has elected, or intends to elect, to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”);

(3)	The Registration Statement has been or will be filed by the Fund and is or will become effective and, once effective, will remain in effect during the term of this Agreement;

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made or shall be made before the Fund offers or sells its shares; and

(5)	As of the close of business on the date of this Agreement, the Fund is authorized to issue shares of beneficial interest.

5.	Sub-Administration Services

The Sub-Administrator shall provide the services as listed on Schedule B, subject to the supervision, authorization and direction of the Administrator or the Fund and, in each case where appropriate, the review and comment by the Administrator’s or the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Compensation of Sub-Administrator; Expense Reimbursement; Fund Expenses

The Sub-Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Administrator and the Sub-Administrator.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Fund through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or Fund’s behalf at the Administrator’s or Fund’s request or with the Administrator’s or Fund’s prior written consent. Notwithstanding the foregoing, any expenses described in the written Fee Schedule agreed to by the parties shall be reimbursed pursuant to the terms of such Fee Schedule.

The Administrator acknowledges and agrees that the Administrator and/or the Fund, as the case may be, will bear all expenses that are incurred in the operation of the Fund and not specifically assumed by the Sub-Administrator. For the avoidance of doubt, Fund expenses not assumed by the Sub-Administrator, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Administrator or the Fund directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Fund; costs of Preparation, printing, distribution and mailing, as applicable, of the Fund’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Fund’s tax returns, Form N-2, Form N-CSR, Form N-PORT, Form N-PX, and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund’s net asset value.

7.	Instructions and Advice

At any time, the Sub-Administrator may apply to any officer of the Administrator or the Fund or his or her designee for instructions or the independent accountants for the Administrator or Fund, and may, with prior approval of the Administrator, consult legal counsel for the Administrator or the Fund, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall be entitled to rely on and may act upon advice of counsel for the Administrator on all matters, and shall be without liability for any action reasonably taken in good faith or omitted pursuant to advice of such counsel or accountants, provided that this limitation of liability shall not apply to actions or omissions of the Sub-Administrator in cases of its own gross negligence, bad faith, fraud or willful misconduct.

Other than with respect to the fraud or willful misconduct of the Sub-Administrator, its officers or employees, the Sub-Administrator shall not be liable for any action taken or omitted by it in good faith in reliance upon any such instructions or upon any certificate or instrument which it reasonably believes to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator or the Fund. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	Limitation of Liability and Indemnification

The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator or the Fund by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as Sub-Administrator for the Administrator. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence, bad faith, fraud or willful misconduct of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2022 shall be the date of this Agreement through December 31, 2022, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2023 and terminating on December 31, 2023 shall be the date of this Agreement through December 31, 2022, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or the Fund or upon reasonable reliance on information or records given or made by the Administrator or the Fund or the Fund’s investment adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own gross negligence, bad faith, fraud or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	Confidentiality

All information provided under this agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Sub-Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement) or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.	Use of Data

(a)	In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Sub-Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Administrator or the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator and the Sub-Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)	Subject to paragraph (d) below, the Sub-Administrator and/or its Affiliates may use any Confidential Information of the Administrator (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Administrator and the Sub-Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Administrator to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Sub-Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Administrator, the Fund, any Affiliate of the Administrator or the Fund, any investor of the Fund, or any investment of the Fund, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Sub-Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c)	The Administrator acknowledged that the Sub-Administrator may seek to realize economic benefit from the publication or distribution of the Indicators.

(d)	Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Sub-Administrator and its Affiliates under this Agreement and applicable law. The Sub-Administrator shall cause any Affiliate, agent or service provider to which it has disclosed data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	Compliance with Governmental Rules and Regulations; Records

The Administrator acknowledges that the Administrator and Fund assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively.

Upon reasonable request of the Administrator, the Sub-Administrator shall provide the Administrator with a copy of the Sub-Administrator’s Service Organizational Control (SOC) 1 report.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Administrator shall at all times remain the property of the Administrator, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Sub-Administrator further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator. In the event that the Sub-Administrator is requested or authorized by the Administrator, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Administrator or Fund by state or federal regulatory agencies, to produce the records of the Administrator or Fund or the Sub-Administrator’s personnel as witnesses or deponents, the Administrator agrees to pay the Sub-Administrator for the Sub-Administrator’s reasonable and documented time and expenses, as well as the reasonable and documented fees and expenses of the Sub-Administrator’s counsel incurred in such production.

12.       Services Not Exclusive

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator or the Fund from time to time, have no authority to act or represent the Administrator or the Fund in any way or otherwise be deemed an agent of the Administrator or the Fund.

13.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending _______, 2023 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ written notice of such breach or such other time period as may be agreed between the parties hereto in writing (of which an agreement by e-mail shall suffice), or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund, the Administrator shall pay Sub-Administrator its compensation due and shall reimburse Sub-Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Sub-Administrator will deliver the Fund’s records as set forth herein.

In the event of: (i) the Administrator’s termination of this Agreement with respect to the Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to the Fund (or its respective successor), the Administrator shall pay the Sub-Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Sub-Administrator with respect to the Fund) and shall reimburse the Sub-Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Sub-Administrator will deliver the Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Fund and distribution of the Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund is no longer viable (b) a merger of the Fund into, or the consolidation of the Fund with, another entity, or (c) the sale by the Fund of all, or substantially all, of the Fund’s assets to another entity, in each of (b) and (c) where the Sub-Administrator is retained to continue providing services to the Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund.

14.	Delegation

a.	The Sub-Administrator shall have the right, without the consent or approval of the Administrator, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Sub-Administrator (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Administrator. The Sub-Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Sub-Administrator had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Sub-Administrator shall be responsible for the compensation of its Delegates.

b.	The Sub-Administrator will provide the Administrator with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Sub-Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Administrator may reasonably request from time to time.

c.	With respect to the Tax Services as set forth on Schedule B3 attached hereto, the Administrator acknowledges and agrees to execute and deliver to the Sub-Administrator a tax delegation consent in the form set forth as Schedule B3(i) hereto, with such changes as the Sub-Administrator may require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Administrator revokes its consent at any time or does not provided its consent as required hereunder, the Administrator acknowledges and agrees that the Sub-Administrator may, without liability or prior notice, cease performing any or all of the Tax Services and may renegotiate the fees the Sub-Administrator charge for such Tax Services.

d.	Nothing in this Section 14 shall limit or restrict the Sub-Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.	Interpretive and Additional Provisions

In connection with the operation of the Agreement, the Sub-Administrator and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additions provisions shall contravene any applicable laws or regulations or any provision of the Fund’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, email or by facsimile transmission, or overnight delivery by any recognized delivery service (with a copy sent via email), to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Administrator:

________________________

OHA Private Credit Advisors, L.P.

Attn: Gerard Waldt, Chief Financial Officer
Telephone: 212-852-1906

Email: gwaldt@oakhilladvisors.com ______________

If to the Sub-Administrator:

State Street Bank and Trust Company

State Street Financial Center

One Lincoln Street

Boston, MA 02111-2900

Attention: James Smith, Managing Director

Telephone: (617) 662-4938

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President and Senior Managing Counsel

17.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	Assignment

This Agreement may not be assigned by (a) the Administrator without the written consent of the Sub-Administrator or (b) the Sub-Administrator without the written consent of the Administrator, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Sub-Administrator, upon prior written notice to the Administrator (to the extent such notice is legally permitted).

19.	Successors

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

20.	Data Protection

The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.       Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the balance of this Agreement shall remain in effect and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g. faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

27.	Force Majeure

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

[Remainder of page intentionally left blank.]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

OHA PRIVATE CREDIT ADVISORS, L.P.

By:	/s/ Gregory S. Rubin
Name:	Gregory S. Rubin
Title:	Vice President & Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ James F Smith
Name:
Title:

Sub-Administration Agreement

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

T. Rowe Price OHA Private Credit Fund

A-1

SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

1.	Accounting Services as described in Schedule B1 attached hereto;

2.	Treasury Services as described in Schedule B2 attached hereto;

3.	Tax Services as described in Schedule B3 attached hereto;

Schedule B1

Accounting Services

a.	Coordinate the annual audit and quarterly reviews of each Fund’s financial statements by such Fund’s independent accountants, including the preparation of supporting audit work papers and other schedules;

b.	Assist with the valuation of the Fund’s portfolio securities, as reasonably requested by the Fund’s investment adviser and agreed to by the Sub-Administrator, utilizing prices obtained from sources designated by the Administrator in a pricing authorization matrix to be provided to the Sub-Administrator in connection with the valuation policies and procedures adopted by the Board;

c.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator and, as reasonably requested by the Fund’s investment adviser and agreed to by the Sub-Administrator, prepare internal controls documentation relating to activities performed by the Sub-Administrator and coordinate compliance with the Sarbanes-Oxley Act of 2002 with the Fund’s independent accountants;

d.	Provide periodic certifications and reasonable documentation to the Chief Compliance Officer of each Fund in connection with Rule 38a-1 of the 1940 Act;

e.	Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

f.	Consult with the Fund’s officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent to the extent requested by the Fund in connection with the Fund’s establishment of the accounting policies of the Fund;

g.	Process trade files transmitted by the Fund on trade-date +1, subject to timely receipt by Sub-Administrator of necessary information. The trade files from the Fund will include security identifier, quantity, price, and other pertinent information required to process each trade.

h.	Calculate final quarter-end Net Asset Value (“NAV”), including supporting schedules and trial balances, for the Fund, timing of delivery to be agreed upon by the Fund and/or Administrator and Sub-Administrator and subject to the timely receipt by Sub-Administrator of necessary information from third parties;

i.	Reconcile the Fund’s cash, loan investments and securities holdings (as applicable) with the records of the Fund’s custodian;

j.	Prepare and provide quarterly calculation of management and incentive fees and other items necessary to calculate Fund distributions and income allocations in accordance with the applicable investment advisory or operating agreement, book accruals for legal, accounting and any other third party fees and expenses as required and as directed by the Administrator or the Fund, Calculate monthly indicative NAV for the Fund based solely on information provided by the Fund and/or the Administrator or as otherwise directed. The timing of delivery of such calculations will be agreed upon by the Sub-Administrator and the Fund and/or Administrator and is subject to the timely receipt by the Sub-Administrator of necessary information from the Fund and/or Administrator and authorized third parties;
B1-1

k.	Prepare for the review by designated officer(s) of the Administrator or each Fund financial information for financial reports (e.g., financial statements, schedules and notes) required to be included in and filed with the SEC as part of or in connection with such Fund’s annual reports on Form 10-K, quarterly reports on Form 10-Q, annual shareholder reports, and other periodic reports (as mutually agreed);

l.	Adhere to US GAAP except as otherwise directed by the Administrator or the Fund.

m.	Host the annual audit at the Administrator’s offices, if requested; prepare and/or gather supporting documentation for audit review; and follow-up on questions and requests for additional information; and

n.	Perform such other accounting, and related services as the Fund may, from time to time, reasonably requested and as agreed upon from time to time by the Administrator and the Sub-Administrator, including requests relating to compliance with GAAP, the Internal Revenue Code, the American Institute of Certified Public Accountants Audit and Accounting Guide for Investment Companies, Regulation S-X, and any other applicable laws.
B1-2

Schedule B2

Treasury Services

a.	Prepare for the review by designated officer(s) of the Administrator or the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Administrator’s or the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Trust financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Administrator or the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Administrator or the Trust as well as preparation of Board compliance materials;

f.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Administrator or the Trust;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment; and

i.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.
B2-1

SCHEDULE B3

Tax Services for the Fund (excluding any blocker entities)

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales, determination of dividend for subchapter M and excise purposes, and all tax financial statement disclosure (inclusive of ROC SOP and FS Disclosures);

b.	Prepare the Funds’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Administrator’s or the Trust’s independent accountants and execution and filing by the Administrator’s or the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare excise tax exposure calculations – review dividends paid to evaluate projected federal excise tax exposure for 10-Q’s and 10-K reporting;

d.	Prepare tax provisions for 3 10-Q’s;

e.	Prepare tax provision for the 10-K (inclusive of ROC SOP and FS Disclosures);

f.	Prepare excise tax provision prior to calendar year end distribution (initial year); and

g.	Prepare annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

B3-1

SCHEDULE B3(i)

CONSENT TO DISCLOSE TAX RETURN INFORMATION

Federal law prohibits our disclosing, without your consent, your federal tax return information to third parties or our use of that information for purposes other than the preparation of your return.

Subject to the terms and conditions of the Sub-Administration Agreement dated [              ] (the “Sub-Administration Agreement”) between STATE STREET BANK AND TRUST COMPANY (“we” or “State Street”) and [Administrator] (“you” or the “Customer”), we may subcontract portions of our Tax Services (the “Tax Services”) to State Street affiliates and/or other subcontractors. By signing below, you hereby authorize us to provide any and all information, including your entire tax return information for all past, present, and future years, that we receive in connection with this engagement to the State Street affiliates listed on Schedule B3(ii), for the purpose of providing the Tax Services set forth in the Sub-Administration Agreement and for related administration and regulatory compliance purposes.

Your consent will be valid as long as the Sub-Administration Agreement remains in effect. Notwithstanding the foregoing, you may revoke your consent with regards to Tax Services at any time by providing written notice to us. By signing below, you agree that if you revoke your consent we may refuse to perform Tax Services and/or alter the fees we charge for such Tax Services.

In lieu of consenting to this disclosure, you have the right to request a more limited disclosure of tax return information. In the event that the service model changes as a result of your revocation or limitation on this consent, you agree to negotiate an equitable adjustment to the applicable fee schedule in good faith.

[ADMINISTRATOR]

By: _______________________________________

Name (printed): _____________________________

Title: _____________________________________

Date: _____________________________________

B3-2

SCHEDULE B3(ii)

•	State Street Corporate Services Mumbai Private Limited

•	State Street Technology (Zhejiang) Company Limited
B3-3